Exhibit (a) (34)


                              FANT INDUSTRIES INC.
                              2154 Highland Avenue
                            Birmingham, Alabama 35205
                              Phone: (205) 933-1030

For further information contact:

Anthony J. Fant
(205) 933-1030

Richard Grubaugh
Beacon Hill Partners, Inc.
(212) 843-8500


FOR IMMEDIATE RELEASE
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FANT HIRES DELOITTE & TOUCHE TO ASSIST WITH GROWTH STRATEGY FOR HEI
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Fant Industries Inc.  announced today that it has engaged  Deloitte & Touche LLP
(Management Solutions and Services) to assist in formulating a growth strategy for HEI, Inc. (Nasdaq: HEII) of Victoria, Minnesota. Fant Industries is controlled by Anthony J. Fant, who is HEI's largest shareholder and currently is seeking to gain control of HEI's board of directors. "This Company needs to be fixed," said Mr. Fant, "and Deloitte & Touche is providing invaluable industry expertise to help us put it on the right track." Mr. Fant said that this analysis is concentrating on trends and competition within the industry, the potential growth and future outlook for the industry, HEI's potential advantages and strengths within their niche, and other important issues relating to the industry.